Exhibit 99.1

JELD-WEN Announces Fourth Quarter and Full Year 2019 Results and Provides 2020 Outlook; Foundation Set for Revenue Growth and Margin Expansion
February 18, 2020

Charlotte, N.C. - JELD-WEN Holding, Inc. (NYSE:JELD) today announced results for the three months and full year ended December 31, 2019, including fourth quarter net revenues of $1.069 billion, net income of $7.8 million, adjusted EBITDA of $89.2 million, earnings per share ("EPS") of $0.08, and adjusted EPS of $0.24.
Highlights:

•	Net revenues for the fourth quarter decreased 2.1% year-over-year to $1.069 billion, unfavorably impacted by sequential weakness in Australia residential new construction demand and foreign currency

•	Fourth quarter core revenue growth in North America of 1% demonstrates improving North America residential new construction demand

•	Adjusted EBITDA for the fourth quarter decreased by $16.8 million, or 15.9%, year-over-year to $89.2 million; adjusted EBITDA margin decreased by 130 basis points to 8.4%

•	Cash flow from operations for the twelve months ended December 31, 2019 improved $83.0 million year-over-year to $302.7 million

•	Outlook for 2020 includes net revenue growth of 1% to 4% and adjusted EBITDA of $450 million to $495 million

“2019 was a pivotal year as we advanced deployment of the JELD-WEN Excellence Model (JEM) across the enterprise and delivered positive productivity, even as we faced significant market headwinds in residential new construction demand in our North America and Australasia segments," said Gary S. Michel, president and chief executive officer. "During the year, we made significant progress with our footprint rationalization and modernization program and launched innovative new products to drive future growth. Our 65% improvement in 2019 free cash flow demonstrates that JEM has enhanced our working capital efficiency and improved our quality of earnings.
"Our fourth quarter results were challenged by continued market demand headwinds in Australasia and operational inefficiencies in our North America segment. While I am pleased that we sequentially improved our North America performance from the third quarter, I'm disappointed that we did not return to margin expansion.
"Looking to 2020, we have visibility to several catalysts that will drive core revenue growth and margin improvement. Demand drivers in residential new construction are supportive of growth in 2020, with improving housing fundamentals in North America and early signs of recovering demand in Australia later in the year. Improved pricing, particularly in North America, will expand margins and allow us to accelerate product and service innovation for our customers. We also have good visibility to cost savings and operational improvements from our healthy global pipeline of productivity and footprint rationalization and modernization projects."

Fourth Quarter 2019 Results

•	Positive price/cost for the fifth consecutive quarter

•	Australasia market demand volume headwinds sequentially worse than third quarter

•
Core adjusted EBITDA margins declined 140 basis points, driven by decreases of 200 basis points in Australasia and 190 basis points in North America, partially offset by an increase of 170 basis points in Europe

•	Second consecutive quarter of margin improvement in Europe segment

•	North America margins primarily impacted by windows operations, which sequentially improved from the third quarter
Net revenues for the three months ended December 31, 2019 decreased $23.2 million, or 2.1%, to $1.069 billion, compared to $1.092 billion for the same period last year. The decrease in net revenues was driven by a 2% decline in core revenues and a 2% adverse impact from foreign exchange, partially offset by a 2% positive impact from acquisitions. Core revenues, which exclude the impact of foreign exchange and acquisitions completed in the last twelve months, were impacted by a 4% headwind from unfavorable volume/mix, partially offset by a 2% pricing benefit.
Net income was $7.8 million, compared to net income of $38.1 million in the same quarter last year, a decrease of $30.3 million. The decrease in net income was primarily due to a higher effective tax rate and lower gross profit from reduced volumes in each geographic segment and cost inefficiencies in North America. Adjusted net income for the fourth quarter was $24.1 million, compared to $32.7 million in the same quarter last year, a decrease of $8.6 million.
The effective book income tax rate in the quarter increased to 60.7%, primarily due to a greater proportion of foreign income subject to the GILTI provisions of U.S. tax reform legislation and certain discrete tax items. Excluding the impact of the GILTI tax and discrete tax items specific to the period, the fourth quarter effective book tax rate would have been approximately 27.4%.
EPS for the fourth quarter was $0.08, compared to $0.37 for the same quarter last year, a decrease of $0.29. Adjusted EPS was $0.24, compared to $0.32 a year ago.
Adjusted EBITDA decreased $16.8 million, or 15.9%, to $89.2 million, compared to the same quarter last year. Adjusted EBITDA margins of 8.4% decreased by 130 basis points compared to the prior year. Fourth quarter 2019 core adjusted EBITDA margins decreased by 140 basis points compared to the prior year, as improvement in Europe was offset by core margin reduction in North America and Australasia.

On a segment basis for the fourth quarter of 2019, compared to the same period last year:

•
North America - Net revenues increased $19.6 million, or 3.1%, to $642.4 million, due to a 1% increase in core revenues and a 2% contribution from acquisitions. Core revenues increased due to a 2% pricing benefit, partially offset by a 1% volume/mix headwind. Adjusted EBITDA decreased $8.2 million, due to unfavorable volume/mix as well as operational inefficiencies, partially offset by positive pricing.

•
Europe - Net revenues decreased $11.6 million, or 3.8%, to $290.4 million, due to a 3% adverse impact from foreign exchange and a 1% decrease in core revenues. Core revenues decreased primarily due to a 2% decrease in volume/mix, partially offset by a 1% pricing benefit. Adjusted EBITDA increased $3.9 million, or 15.4%, to $29.4 million. Adjusted EBITDA margins increased 170 basis points to 10.1%.

•
Australasia - Net revenues decreased $31.2 million, or 18.7%, to $135.7 million, due to a 15% decrease in core revenues and a 4% unfavorable impact from foreign exchange. Core revenue growth decreased primarily due to a 14% decrease in volume/mix. Adjusted EBITDA decreased $7.4 million, primarily due to the deleverage impact of volume/mix.

Full Year 2019 Results

•	Net revenues decreased 1.3% year over year as positive price/cost and contribution from acquisitions was more than offset by significant volume/mix weakness in North America and Australasia

•
Core adjusted EBITDA margins declined by 80 basis points primarily due to the deleverage impact of volume/mix headwinds, partially offset by positive contributions from price/cost and net productivity savings

Net revenues for the twelve months ended December 31, 2019 decreased $57.1 million, or 1.3%, to $4.290 billion, compared to $4.347 billion for the same period last year. The decrease was driven by a 3% headwind from foreign exchange and a 2% decrease in core revenues, partially offset by a 4% contribution from acquisitions. Net income decreased $78.9 million, or 55.6%, to $63.0 million, compared to $141.9 million in the same period last year. The decrease in net income was primarily due to lower gross profit from reduced volume/mix and a significantly higher effective tax rate. Adjusted EBITDA decreased $44.2 million, or 9.6%, to $415.0 million, compared to $459.2 million in the same period last year. Adjusted EBITDA margins decreased 90 basis points to 9.7%, from 10.6% in the same period a year ago.

Cash Flow and Balance Sheet

•	Cash flows from operations of $302.7 million in 2019 improved by $83.0 million year-over-year, primarily due to an improvement in working capital

•	Free cash flow of $166.5 million in 2019 improved by $65.5 million year-over-year, primarily due to the increase in cash flows from operations

Cash flows from operations totaled $302.7 million in 2019, compared to cash flows from operations of $219.7 million in 2018. The increase in cash flows generated from operations was primarily due to an improvement in working capital and lower cash taxes. Free cash flow in 2019 increased $65.5 million year-over-year to $166.5 million, from $101.0 million a year ago due primarily to the increase in cash flows from operations, partially offset by a $17.5 million increase in capital expenditures.
Cash and cash equivalents as of December 31, 2019 were $226.0 million, compared to $117.0 million as of December 31, 2018. Total debt as of December 31, 2019 was $1.517 billion, compared to $1.478 billion as of December 31, 2018.
The company repurchased $20.0 million of common stock in 2019; however, the company did not repurchase any common stock during the third and fourth quarters.

Outlook for 2020

•	Net revenue growth expected to be within a range from 1% to 4%

•	Adjusted EBITDA anticipated to be within the range from $450 million to $495 million

•	Full year 2020 projected capital expenditures is expected to be within the range of $135 million to $155 million

"I remain confident in our long-term 15% adjusted EBITDA margin target and believe that 2020 will be an inflection point in demonstrating significant progress towards this goal," said Gary S. Michel, president and chief executive officer. "As our free cash flow continues to improve, we will make disciplined investments, strategic acquisitions, and share repurchases, while also ensuring that we achieve sustained reduction in our net debt leverage ratio."

Conference Call Information
JELD-WEN management will host a conference call on February 18, 2020, at 8 a.m. EST, to discuss the company’s financial results. Interested investors and other parties can access the call either via webcast by visiting the Investor Relations section of the company's website at http://investors.jeld-wen.com, or by dialing (877) 396-4218 (domestic) or (647) 689-5631 (international). A slide presentation highlighting the company’s results will also be available on the Investor Relations section of the company’s website.
For those unable to listen to the live event, a webcast replay will be available approximately two hours following completion of the call.
To learn more about JELD-WEN, please visit the company’s website at http://investors.jeld-wen.com.
About JELD-WEN
JELD-WEN, founded in 1960, is one of the world’s largest door and window manufacturers, operating manufacturing facilities in 20 countries located primarily in North America, Europe and Australia. Headquartered in Charlotte, N.C., JELD-WEN designs, produces and distributes an extensive range of interior and exterior doors, wood, vinyl and aluminum windows and related products for use in the new construction and repair and remodeling of residential homes and non-residential buildings. JELD-WEN is a recognized leader in manufacturing energy-efficient products and has been an ENERGY STAR® Partner since 1998. Our products are marketed globally under the JELD-WEN® brand, along with several market-leading regional brands such as Swedoor® and DANA® in Europe and Corinthian®, Stegbar®, and Trend® in Australia.
Investor Relations Contact:
JELD-WEN Holding, Inc.
Chris Teachout
Investor Relations Manager
704-378-7007
investors@jeldwen.com

Forward-Looking Statements
Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements by our CEO and CFO and statements regarding our business strategies and ability to execute on our plans, market potential, future financial performance, the potential of our categories, brands and innovations, the impact of our footprint rationalization and modernization program, our pipeline of productivity projects, the estimated impact of tax reform on our results, litigation outcomes, our outlook for 2020, and our expectations, beliefs, plans, objectives, prospects, assumptions, or other future events. Forward-looking statements are generally identified by our use of forward-looking terminology such as “anticipate”, “believe”, “continue”, “could”, “estimate”, “expect”, “intend”, “may”, “might”, “plan”, “potential”, “predict”, “seek”, or “should”, or the negative thereof or other variations thereon or comparable terminology. Where, in any forward-looking statement, we express an expectation or belief as to future results or events, such expectation or belief is based on the current plans, expectations, assumptions, estimates, and projections of our management. Although we believe that these statements are based on reasonable expectations, assumptions, estimates and projections, they are only predictions and involve known and unknown risks, many of which are beyond our control that could cause actual outcomes and results to be materially different from those indicated in such statements.

Our actual results could differ materially from the results contemplated by these forward-looking statements due to a number of factors, including the factors discussed in our Annual Reports on Form 10-K, and our Quarterly Reports on Form 10-Q, both filed with the Securities and Exchange Commission.

The assumptions underlying the guidance provided for 2020 include the achievement of anticipated improvements in end markets, competitive position, product portfolio, and internal operations; stable macroeconomic factors; continued inflation in materials and freight costs; no further changes in foreign currency exchange and tax rates; successful integration of recent acquisitions; and our future business plans. The forward-looking statements included in this release are made as of the date hereof, and except as required by law, we undertake no obligation to update, amend or clarify any forward-looking statements to reflect events, new information or circumstances occurring after the date of this release.

Adjustments to Previously Reported Financial Information
As previously reported, the statements of operations for the three months and full year ended December 31,
2018 and for the full year ended December 31, 2019 include the correction of certain errors and other accumulated misstatements as described in Note 27 - Revision of Prior Period Financial Statements of our Form 10-Q for the quarterly period ended June 29, 2019.

Non-GAAP Financial Information
This press release presents certain “non-GAAP” financial measures. The components of these non-GAAP measures are computed by using amounts that are determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”). A reconciliation of non-GAAP financial measures used in this press release to their nearest comparable GAAP financial measures is included in the tables at the end of this press release. The company provides certain guidance solely on a non-GAAP basis because the company cannot predict certain elements that are included in certain reported GAAP results, including the variables and individual adjustments necessary for a reconciliation to GAAP. While management is not able to specifically quantify the reconciliation items for forward-looking non-GAAP measures without unreasonable effort, management bases the estimated ranges of non-GAAP measures for future periods on its reasonable estimates of such factors as assumed effective tax rate, assumed interest expense, and other assumptions about capital requirements for future periods. The variability of these items may have a significant impact on our future GAAP results.

We use Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income, and Adjusted EPS because we believe they assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Management believes Adjusted EBITDA and Adjusted EBITDA margin are helpful in highlighting trends because they exclude the results of decisions that are outside the control of management, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate, and capital investments. We use Adjusted EBITDA and Adjusted EBITDA margin to measure our financial performance and also to report our results to our board of directors. Further, our executive incentive compensation is based in part on Adjusted EBITDA. In addition, we use Adjusted EBITDA for purposes of calculating compliance with our debt covenants in certain of our debt facilities. Adjusted EBITDA should not be considered as an alternative to net income as a measure of financial performance or to cash flows from operations as a liquidity measure.

We define Adjusted EBITDA as net income (loss), adjusted for the following items: loss from discontinued operations, net of tax; equity earnings of non-consolidated entities; income tax (benefit) expense; depreciation and amortization; interest expense, net; impairment and restructuring charges; gain on previously held shares of equity investment; (gain) loss on sale of property and equipment; share-based compensation expense; non-cash foreign exchange transaction/translation (income) loss; other non-cash items; other items; and costs related to debt restructuring and debt refinancing. Adjusted EBITDA margin is defined as Adjusted EBITDA divided by net revenues.

We present free cash flow because we believe it assists investors and analysts in determining the quality of our earnings. We also use free cash flow to measure our financial performance and to report to our board of directors. In addition, our executive incentive compensation is based in part on free cash flow. We define free cash flow as cash flow from operations less capital expenditures (including purchases of intangible assets). Free cash flow should not be considered as an alternative to cash flows from operations as a liquidity measure.

Adjusted net income represents net income adjusted for certain items as presented in our reconciliation of non-GAAP, including the after-tax impact of i) non-cash foreign currency (gains) losses, ii) impairment and restructuring charges, iii) one-time non-cash gains, and iv) other non-recurring expenses associated with mergers and acquisitions and litigation. Adjusted EPS represents net income per diluted share adjusted to exclude the estimated per share impact of the same specifically identified items used to calculate adjusted net income as described above. Where applicable, such items are tax-effected at our estimated annual effective tax rate.

Other companies may compute these measures differently. Non-GAAP metrics should not be considered as alternatives to any other measures derived in accordance with GAAP.

Due to rounding, numbers presented throughout this release may not sum precisely to the totals provided and percentages may not precisely reflect the absolute figures.

JELD-WEN Holding, Inc.
Consolidated Statements of Operations (Unaudited)
(In millions)

	Three Months Ended
	December 31, 2019	December 31, 2018	% Variance
Net revenues	$1,068.6	$1,091.7	(2.1)%
Cost of sales	868.2	867.4	0.1%
Gross margin	200.4	224.4	(10.7)%
Selling, general and administrative	158.5	163.7	(3.2)%
Impairment and restructuring charges	4.2	8.0	(47.6)%
Operating income	37.8	52.8	(28.4)%
Interest expense, net	18.1	19.0	(4.9)%
Other (income) expense	(0.1)	(7.4)	(98.4)%
Income (loss) before taxes and equity earnings	19.8	41.2	(51.8)%
Income tax expense (benefit)	12.0	3.1	290.7%
Income from continuing operations, net of tax	7.8	38.1	(79.5)%
Equity earnings of non-consolidated entities	—	—	—
Net income	$7.8	$38.1	(79.5)%
Other financial data:
Adjusted EBITDA(1)	$89.2	$106.1	(15.9)%
Adjusted EBITDA Margin(1)	8.4%	9.7%

(1)
Adjusted EBITDA is a financial measure that is not calculated in accordance with GAAP. For a discussion of our presentation of Adjusted EBITDA and Adjusted EBITDA Margin, see above under the heading “Non-GAAP Financial Information”.

	Twelve Months Ended
	December 31, 2019	December 31, 2018	% Variance
Net revenues	$4,289.8	$4,346.8	(1.3)%
Cost of sales	3,417.2	3,428.3	(0.3)%
Gross margin	872.5	918.5	(5.0)%
Selling, general and administrative	660.6	734.2	(10.0)%
Impairment and restructuring charges	21.6	17.3	24.4%
Operating income	190.4	167.0	14.0%
Interest expense, net	71.8	70.8	1.4%
Other (income) expense	(1.4)	(34.9)	(96.0)%
Income (loss) before taxes and equity earnings	120.0	131.1	(8.4)%
Income tax expense (benefit)	57.1	(10.1)	(667.4)%
Income from continuing operations, net of tax	63.0	141.2	(55.4)%
Equity earnings of non-consolidated entities	—	0.7	(100.0)%
Net income	$63.0	$141.9	(55.6)%
Other financial data:
Adjusted EBITDA(1)	$415.0	$459.2	(9.6)%
Adjusted EBITDA Margin(1)	9.7%	10.6%

(1)
Adjusted EBITDA is a financial measure that is not calculated in accordance with GAAP. For a discussion of our presentation of Adjusted EBITDA and Adjusted EBITDA Margin, see above under the heading “Non-GAAP Financial Information”.

JELD-WEN Holding, Inc.
Selected Financial Data (Unaudited)
(In millions)

	December 31, 2019	December 31, 2018
Consolidated balance sheet data:
Cash and cash equivalents	$226.0	$117.0
Accounts receivable, net	469.8	471.8
Inventories	505.1	508.5
Total current assets	1,243.3	1,146.6
Total assets	3,381.3	3,047.5
Accounts payable	295.0	250.0
Total current liabilities	768.8	672.2
Total debt	1,517.4	1,477.9
Total shareholders’ equity	812.1	761.6

	Twelve Months Ended
Statement of cash flows data:	December 31, 2019	December 31, 2018
Net cash flow provided by (used in):
Operating activities	$302.7	$219.7
Investing activities	(184.9)	(284.1)
Financing activities	(6.4)	(67.5)

JELD-WEN Holding, Inc.
Reconciliation of Non-GAAP Financial Measures (Unaudited)
(In millions)

	Three Months Ended		Twelve Months Ended
	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Net income	$7.8	$38.1	$63.0	$141.9
Equity earnings of non-consolidated entities	—	—	—	(0.7)
Income tax expense	12.0	3.1	57.1	(10.1)
Depreciation and amortization	34.2	34.8	134.0	125.1
Interest expense, net	18.1	19.0	71.8	70.8
Impairment and restructuring charges (1)	4.2	8.0	22.7	17.3
Gain on previously held shares of equity investment	—	—	—	(20.8)
Loss (gain) on sale of property and equipment	0.6	0.2	2.0	0.1
Share-based compensation expense	2.7	2.7	13.3	15.1
Non-cash foreign exchange transaction/translation (income) loss	(0.2)	(0.9)	3.4	(1.3)
Other items (2)	9.8	9.5	47.5	117.5
Other non-cash items (3)	(0.1)	(8.4)	0.3	3.9
Costs relating to debt restructuring and debt refinancing	—	—	—	0.3
Adjusted EBITDA	$89.2	$106.1	$415.0	$459.2

(1)
Impairment and restructuring charges consist of (i) impairment and restructuring charges that are included in our consolidated statements of operations plus (ii) additional charges of $1.2 for the year ended December 31, 2019. This additional charge is primarily comprised of non-cash changes in inventory valuation reserves, such as excess and obsolete reserves.

(2)
Other non-recurring items not core to ongoing business activity include: (i) in the three months ended December 31,
2019 (1) $3.6 in facility closure and consolidation costs related to our facility footprint rationalization program, (2) $3.2 in legal and professional fees relating primarily to litigation, (3) $1.4 in acquisition and integration costs (4) $0.8 in other miscellaneous costs, and (5) $0.7 in equity compensation to employees in our Australasia region; (ii) in the three months ended December 31, 2018 (1) $4.4 in acquisition and integration costs, (2) $2.5 in facility closure and consolidation costs related to our facility footprint rationalization program, (3) $1.9 in other miscellaneous costs, (4) $1.2 in legal and professional fees relating primarily to litigation, (5) $1.1 in costs related to the departure of former executives, partially offset by, (6) $(1.7) of realized gains on hedges of intercompany notes; (iii) in the year ended December 31, 2019 (1) $19.1 in facility closure and consolidation costs related to our facility footprint rationalization program, (2) $15.0 in acquisition and integration costs including $7.1 related to purchase price structured by the former owners as retention payments for key employees at a recent acquisition, (3) $12.9 in legal cost and professional fees relating primarily to litigation, (4) $2.0 in other miscellaneous costs, (5) $0.7 in equity compensation to employees in our Australasia region, and (6) $0.7 in costs related to the departure of former executives, partially offset by, (7) $(3.1) of realized gains on hedges of intercompany notes; (iv) in the year ended December 31, 2018, (1) $76.5 in litigation contingency accruals, (2) $26.5 in legal and professional fees relating primarily to litigation, (3) $10.3 in acquisition and integration costs, (4) $3.9 in costs related to the departure of former executives, (5) $2.9 in entity consolidation and reorganization costs, (6) $2.3 in miscellaneous costs, (7) $0.5 in stock compensation payroll taxes, partially offset by, (7) $(5.4) of realized gains on hedges of intercompany notes.

(3)
Other non-cash items include: (i) $0.1 in other items for the three months ended December 31, 2019; (ii) fair value inventory gain of $(8.4) for the three months ended December 31, 2018; (iii) derivative losses of $0.2 in the year ended December 31, 2019; and (iv) charges of $3.7 for the fair value of inventory acquired as part of our Domoferm acquisition in the year ended December 31, 2018.

	Three Months Ended		Twelve Months Ended
(amounts in millions, except share and per share data)	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Net income	$7.8	$38.1	$63.0	$141.9
Litigation contingency accrual	—	—	—	49.6
Legal and professional fees	2.3	0.6	8.8	16.4
Impact of U.S. tax cuts and jobs act	—	—	—	(40.2)
Change in valuation allowance	7.4	(9.7)	7.4	(39.7)
Non-cash foreign exchange transactions/translation (income) loss	(0.1)	(0.6)	2.5	(0.8)
Impairment and restructuring charges	3.1	5.4	16.2	11.2
Facility closure and consolidation charges	2.6	1.7	13.6	1.9
Acquisition and integration charges	1.0	3.0	10.7	6.7
Inventory valuation adjustment	—	(5.7)	—	2.4
Gain on previously held shares of an equity investment (1)	—	—	—	(20.8)
Deferred tax liability write-off associated with equity investment (1)	—	—	—	(7.1)
Adjusted net income (1)	$24.1	$32.7	$122.2	$121.5

Diluted net income per share	$0.08	$0.37	$0.62	$1.33
Litigation contingency accrual	—	—	—	0.48
Legal and professional fees	0.02	0.01	0.09	0.15
Impact of U.S. tax cuts and jobs act	—	—	—	(0.38)
Change in valuation allowance	0.07	(0.09)	0.07	(0.37)
Non-cash foreign exchange transactions/translation (income) loss	—	(0.01)	0.02	(0.01)
Impairment and restructuring charges	0.03	0.05	0.16	0.11
Facility closure and consolidation charges	0.03	0.02	0.13	0.02
Acquisition and integration charges	0.01	0.03	0.11	0.06
Inventory valuation adjustment	—	(0.06)	—	0.02
Gain on previously held shares of an equity investment (1)	—	—	—	(0.20)
Deferred tax liability write-off associated with equity investment (1)	—	—	—	(0.07)
Adjusted net income per share (1)	$0.24	$0.32	$1.20	$1.14

Diluted shares used in adjusted EPS calculation represent the fully dilutive shares for the three and twelve months ended December 31, 2019 and December 31, 2018, respectively.	101,628,811	103,183,149	101,464,325	106,360,657

(1)
Adjusted net income and adjusted EPS for the twelve months ending December 31, 2018 have been revised to eliminate the estimated tax effect on these items because, due to their nature, a tax effect adjustment should not have been applied. In addition, we have revised December 31, 2019 and December 31, 2018 adjusted net income and adjusted EPS to remove the impact of certain non-cash changes in valuation allowances which are influenced by the Tax Act as well as future projections of the Company's performance. As a result of these adjustments and the impact of the 2018 revision, three and twelve months ended December 31,2018 adjusted net income as presented herein was reduced by $9.8 million and $48.6 million, respectively, and adjusted EPS for the same periods was reduced by $0.09 and $0.46, respectively.

Note: Except as otherwise noted, adjustments to net income and net income per share are tax-effected at an effective tax rate of 27.4% and 28.7% for the three and twelve months, respectively, ended December 31, 2019; and 32.2% and 35.2% for the three and twelve months ended December 31, 2018.

	Twelve Months Ended
	December 31, 2019	December 31, 2018
Net cash provided by operating activities	$302.7	$219.7
Less capital expenditures	136.2	118.7
Free cash flow	$166.5	$101.0

JELD-WEN Holding, Inc.
Segment Results (Unaudited)
(In millions)

	Three Months Ended
	December 31, 2019	December 31, 2018
Net revenues from external customers			% Variance
North America	$642.4	$622.8	3.1%
Europe	$290.4	$302.0	(3.8)%
Australasia	$135.7	$166.9	(18.7)%
Total Consolidated	$1,068.6	$1,091.7	(2.1)%
Adjusted EBITDA(1)
North America	$60.4	$68.6	(12.0)%
Europe	$29.4	$25.5	15.4%
Australasia	$16.5	$23.9	(31.0)%
Corporate and unallocated costs	$(17.0)	$(11.9)	43.2%
Total Consolidated	$89.2	$106.1	(15.9)%

(1)
Adjusted EBITDA is a financial measure that is not calculated in accordance with GAAP. For a discussion of our presentation of Adjusted EBITDA, see above under the heading “Non-GAAP Financial Information”.

	Twelve Months Ended
	December 31, 2019	December 31, 2018
Net revenues from external customers			% Variance
North America	$2,534.3	$2,461.6	3.0%
Europe	1,178.4	1,215.3	(3.0)%
Australasia	577.0	669.9	(13.9)%
Total Consolidated	$4,289.8	$4,346.8	(1.3)%
Adjusted EBITDA(1)
North America	$267.3	$279.5	(4.4)%
Europe	116.2	122.8	(5.4)%
Australasia	74.5	90.9	(18.0)%
Corporate and unallocated costs	(43.0)	(34.0)	26.4%
Total Consolidated	$415.0	$459.2	(9.6)%

(1)
Adjusted EBITDA is a financial measure that is not calculated in accordance with GAAP. For a discussion of our presentation of Adjusted EBITDA, see above under the heading “Non-GAAP Financial Information”.